Exhibit 99.1

                                                        FOR INFORMATION CONTACT:
                                                    Elisha Finney (650) 424-6803
                                                        elisha.finney@varian.com

                                                     Spencer Sias (650) 424-5782
                                                         spencer.sias@varian.com

                                                          FOR IMMEDIATE RELEASE:

    VARIAN MEDICAL SYSTEMS' CEO RICHARD M. LEVY ANNOUNCES PLANS TO RETIRE IN
     FEBRUARY 2006; BOARD OF DIRECTORS NAMES TIMOTHY E. GUERTIN AS SUCCESSOR

Levy to continue serving as Chairman of the Board of Directors

PALO ALTO, Calif., Nov. 17, 2005 - Richard M. Levy, Chairman and CEO of Varian Medical Systems, Inc. (NYSE:VAR) today announced plans to retire as CEO on February 17, 2006. The Company's Board of Directors has elected Timothy E. Guertin, the Company's current President and Chief Operating Officer, to succeed Levy upon his retirement. Guertin, 56 and a member of the Company's Board of Directors, will retain the title of President. Levy, 67 and a 37-year veteran with Varian, will continue serving as the Chairman of the Company's Board of Directors.

        "Varian Medical Systems has more than doubled its net orders, revenues and earnings in the last six years through excellent execution of a sound growth strategy," said Levy. "We have successfully developed and commercialized new technologies and products that have led to revolutionary advances in radiation oncology and X-ray imaging. We have extended our market leadership and added to our potential for growth in new markets. I have had the good fortune to direct the efforts of an accomplished management team that is well prepared to continue our growth under the leadership of Tim Guertin.

        "Tim Guertin, who has worked with Varian for 30 years, is a principal architect of our successful growth strategy," Levy added. "In his previous role as President of our Oncology Systems business, Tim defined, developed and deployed a broad range of products for intensity modulated radiation therapy
(IMRT) and image-guided radiation therapy (IGRT), utilizing technology from all parts of our company. Coincident with this effort, Tim added to the financial performance and profitability of this business.

        "Part of our work over the last several years involved the development of a succession plan for the company," Levy said. "With Tim Guertin, I am confident that Varian will be in very good hands."

        "Dick Levy is Varian's guiding light, and it has been an honor and a privilege to help him build this company for the last 25 years that we have worked together," said Guertin. "He has cultivated a company committed to growing a profitable business by commercializing true solutions for improving the quality and cost efficiency of medical care. His vision, leadership and management model will help us to sustain Varian Medical System's growth for years to come."

                                    - more -

        Guertin, who has been serving as President and Chief Operating Officer for the Company since August, is responsible for the development, production, promotion, and sales of all Varian Medical Systems' products and services throughout the world. He served as President of the Oncology Systems segment, which represents more than 80 percent of Varian's business, from 1990 until being named Chief Operating Officer in January. Before being named to lead the Oncology Systems segment, Guertin managed its customer service business. He holds a BS in electrical engineering and computer science from the University of California at Berkeley.

        Varian Medical System's nine-member senior management team has more than 140 years of combined service with the Company. In addition to Guertin, it includes Dow R. Wilson, Corporate Executive Vice President and President of Oncology Systems; Elisha W. Finney, Corporate Senior Vice President and Chief Financial Officer; Robert H. Kluge, Corporate Vice President and President of X-Ray Products; John W. Kuo, Corporate Vice President and General Counsel; Franco N. Palomba, Corporate Vice President and Treasurer; Crisanto C. Raimundo, Corporate Vice President and Controller; Wendy S. Reitherman, Vice President of Human Resources; and John "Andy" Thorson II, Vice President of Business Development; and George A. Zdasiuk, Corporate Vice President and Chief Technology Officer.

                                      # # #

Varian Medical Systems, Inc., (NYSE:VAR) of Palo Alto, California is the world's leading manufacturer of integrated cancer therapy systems, which are used to treat thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 3,500 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world. Additional information is available on the company's investor relations web site at www.varian.com.

FORWARD LOOKING STATEMENTS

Except for historical information, this news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including market acceptance of or transition to new products or technology such as IMRT or IGRT; growth drivers; the company's orders, revenues, backlog, or earnings growth; future financial results and any statements using the terms "expect," "will," "scheduled," "continue," or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company's actual results to differ materially from those anticipated. Such risks and uncertainties include demand for the company's products; the company's ability to develop and commercialize new products; the impact of competitive products and pricing; the effect of economic conditions and currency exchange rates; the company's ability to maintain or increase operating margins; the company's ability to meet demand for manufacturing capacity; the effect of environmental claims and expenses; the company's ability to protect the company's intellectual property; the company's reliance on sole or limited-source suppliers; the impact of reduced or limited demand by sole purchasers of certain X-ray tubes; the impact of managed care initiatives or other health care reforms on capital expenditures and/or third-party reimbursement levels; the company's ability to meet FDA and other regulatory requirements or product clearances; the potential loss of key distributors or key personnel; consolidation in the X-ray tubes market; the possibility that material product liability claims could harm future revenues or require us to pay uninsured claims; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company's business; the effect of changes in accounting principles; the risk of operations interruptions due to terrorism, disease (such as Severe Acute Respiratory Syndrome) or other events beyond the company's control; and the other risks listed from time to time in the company's filings with the Securities and Exchange Commission. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.